EXHIBIT 99.3.2

CUSTOMER INSTRUCTIONS FORM

This form needs to be completed if your brokerage firm or bank requires you to submit written instructions to them to tender your existing preferred securities in exchange for exchange preferred securities.

For assistance in completing this form, please contact your account executive, or call
Acupay System, in New York at 1-212-422-1222 or toll-free at 1-888-385-BOND (2663).

With Respect to the following Exchange Offer:

Banco Santander, S.A. is offering to exchange up to

15,400,000 Santander Finance Preferred, S.A. Unipersonal
10.5% Non-Cumulative Guaranteed Series 10 Preferred Securities
(par value $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.
(CUSIP No. E8683R 144 and ISIN No. USE8683R1448)

plus, a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $65.0 million, plus cash amounts in lieu of any fractional exchange preferred securities)

for Any and All of

Santander Finance Preferred, S.A. Unipersonal
6.800% Non-Cumulative Guaranteed Series 4 Preferred Securities
(liquidation preference $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.
and issued on November 21, 2006
(CUSIP 80281R706 and ISIN US80281R7061)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER , 2009 UNLESS CHANGED

To My Broker or Account Executive:

I have received the Prospectus from Banco Santander, S.A., and Santander Financial Exchanges Limited dated August    , 2009 concerning the offer to exchange the above-referenced existing preferred securities and agree to be bound by the terms and conditions of the exchange offer set forth therein.

This will instruct you to tender my existing preferred securities, indicated below, held by you for my account, in exchange for the exchange preferred securities, as explained in the Prospectus.  Or, if I want to retain my existing preferred securities, I have instructed you not to tender my existing preferred securities for exchange.

The Terms of My Tender for Exchange:

☐
YES. Please tender the amount of my existing preferred securities indicated below for exchange. I understand that per $100 in liquidation preference of existing preferred securities (liquidation preference of $25 per security) tendered and accepted for exchange, I will receive $77 in liquidation preference of exchange preferred securities (which have been registered under the Securities Act of 1933) and a cash incentive payment of $13, plus accrued but unpaid distributions of $0.72 per existing preferred security.
☐
NO. Do not tender my existing preferred securities for exchange. I understand that by keeping my existing preferred securities, I will not receive any exchange preferred securities or cash consideration being offered in the exchange offer.

My Signature and Contact Information:

Signature(s):				Print Security Owner Name(s):

X _________________________________
X _________________________________

Dated: __________________________, 2009 (the date signed)				Address:

CUSIP #	ISIN #	Amount Held	Amount Tendered for Exchange
80281R706	US80281R7061	$	$	City	State	Zip Code

Daytime Telephone:	( )

Please deliver this completed and signed Customer Instructions Form to your broker or account executive in time for it to be processed and submitted before the September 23, 2009 exchange offer deadline (at least five business days before the deadline is necessary for your broker or account executive to process your instructions and tender your existing preferred securities for exchange). If your tender instructions are not received by this time, you will not receive any exchange preferred securities.